Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-effective Amendment No. 2 to Registration Statement (No. 333-214903) on Form N-2 of City National Rochdale Select Strategies Fund of our report dated June 5, 2017, relating to our audit of the financial statements of City National Rochdale Select Strategies Fund included in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus and Statement of Additional Information.

/s/ RSM US LLP

Boston, Massachusetts

June 12, 2017